Exhibit 99.1

Praxair Names Matthew J. White Chief Financial Officer; Jim Sawyer Announces Retirement

DANBURY, Conn.--(BUSINESS WIRE)--October 30, 2013--Praxair, Inc. (NYSE:PX) has announced that Executive Vice President and Chief Financial Officer (CFO), Jim Sawyer, will retire on December 31, 2013, after 28 years of service with Praxair and its predecessor company, Union Carbide. Sawyer has served as Praxair’s CFO for 13 years. Matt White, 41, currently president, Praxair Canada, will succeed Sawyer as senior vice president and CFO, effective January 1, 2014. Sawyer will serve in an advisory capacity to the company until March 1, 2014.

“Matt is a dynamic leader who has a proven track record in key areas of finance and operations,” said Steve Angel, Praxair chairman and chief executive officer. “Matt will drive results for our shareholders and provide strong leadership and guidance in the years to come. I am pleased to welcome Matt to the executive leadership team.”

White was appointed president of Praxair Canada in 2011. He joined Praxair in 2004 as finance director of Praxair’s largest business unit, North American Industrial Gases. In 2008, he became vice president and controller of Praxair then was named vice president and treasurer in 2010. Before joining Praxair, White was vice president, finance at Fisher Scientific and prior to that he held various financial positions, including group controller at GenTek, a manufacturing and performance chemicals company. White earned a bachelor of science degree in industrial engineering from Penn State University and a master’s degree in business administration-finance from the University of Delaware. He is a certified public accountant and a CFA charterholder.

Angel said, “Jim has been among the top performing CFOs in the Fortune 500 for many years and has contributed greatly to our company’s success. We will miss his leadership and we wish Jim and his family the very best.”

Sean Durbin, vice president of operations for Praxair’s U.S. Industrial Gases group, will succeed White as President, Praxair Canada. Durbin joined Praxair in 1992 and has held various positions of increasing responsibility in business development, global supply systems, product management and operations.

About Praxair

Praxair, Inc., a Fortune 250 company with 2012 sales of $11 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com